Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-03957, 333-85542, 333-85546, 333-142985, 333-167123 and 333-198050 of the Williams Companies, Inc., on Form S-8, and Registration Statement Nos. 333-29185, 333-106504, and 333-181644 of the Williams Companies, Inc. on Form S-3 of our report dated February 23, 2015, relating to the financial statements of Gulfstream Natural Gas System, L.L.C., appearing in this Current Report on Form 8-K of the Williams Companies, Inc. dated May 6, 2015.

/s/ Deloitte & Touche LLP

Houston, Texas
May 6, 2015